Exhibit 1.0

Press Release

Shareholders’ Meeting Approves the Spin-off of Banca Fideuram’s Holding in Fideuram Vita in Favor of SANPAOLO IMI

Board of Directors Confirms Vincenzo Pontolillo as Chairman of the Board.

Milan, June 29th, 2004 –The extraordinary shareholders’ meeting of Banca Fideuram (SANPAOLO IMI Group), held today in Milan, approved the project for the spin-off of the equity stake held by Banca Fideuram in Fideuram Vita in favor of SANPAOLO IMI. The extraordinary shareholders’ meeting also approved amendments to Banca Fideuram’s by-laws to implement the Italian corporate law reform.

The ordinary shareholders’ meeting confirmed Vincenzo Pontolillo and Salvatore Maccarone as directors (both independent).

The meeting of the Board of Directors of Banca Fideuram, held after the shareholders’ meeting:

•                  confirmed Vincenzo Pontolillo as Chairman;

•                  confirmed Vincenzo Pontolillo and Salvatore Maccarone as members of the Executive Committee together with Mario Prati (Deputy Chairman), Ugo Ruffolo (Chief Executive Officer) and Franca Cirri Fignagnani. Three of the five members are independent directors;

•                  changed the composition of the Committees established in accordance with the Code of Conduct, through the appointment of:

•                  the following independent directors as members of the Audit Committee:

•                  Salvatore Maccarone - Chairman

•                  Franca Cirri Fignagnani

•                  Giorgio Forti

•                  as members of the Remuneration Committee:

•                  Bruno Mazzola - Chairman

•                  Giuseppe Fontana

•                  Mario Prati

Contact:	Stefania Pensabene	(39) 06 59022971-2

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The securities are intended to be made available within the United States in connection with the business combination pursuant to an exemption from the registration requirements of the Securities Act.

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The business combination described herein relates to the securities of foreign companies. The business combination is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Sanpaolo IMI and Banca Fideuram are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.